EXHIBIT 3(i)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN CLAIMS EVALUATION, INC.

(Under Section 807 of the Business Corporation Law of the State of New York)

1.	The name of the corporation is AMERICAN CLAIMS EVALUATION, INC.

2.	The Certificate of Incorporation of the corporation was originally filed by the Department of State of the State of New York on December 11, 1981.

3.	The Certificate of Incorporation as now in full force and effect is hereby amended to effect the following changes authorized in Section 801 of the Business Corporation Law:

1.	To change the purposes of the corporation.

2.	To increase the total number of authorized shares of common stock, par value $.01 per share, from ten (10) million shares to twenty (20) million shares.

3.	Article SEVENTH relating to permitting the corporation’s shareholders to act without a meeting by written consent of the holders of less than all of the outstanding shares shall be added.

4.	Article EIGHTH relating to prescribing a majority vote of the outstanding shares for the adoption or approval of a plan of merger or consolidation, the sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation, or a plan of binding share exchanges shall be added.

4.	The Certificate of Incorporation is being restated as amended and set forth in its entirety as follows:

FIRST:    The name of the proposed corporation is AMERICAN CLAIMS EVALUATION, INC.

SECOND:    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

For the accomplishment of the aforesaid purpose, and in furtherance thereof, the corporation shall have and may exercise all of the powers, rights and privileges which are now and may hereafter be conferred by the Business Corporation Law upon corporations formed thereunder, subject to any limitations thereof contained in the laws of the State of New York.

THIRD:    The aggregate number of shares of capital stock of the corporation is 20,000,000, all of which shall be common stock, par value $.01 per share (‘‘Common Stock’’).

(1)	Each share of Common Stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any share of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment.

(2)	Except as may be provided by the Business Corporation Law of the State of New York, the holders of Common Stock shall have exclusively all other rights of shareholders including, but not by way of limitation: (i) the right to receive dividends when, as, and if declared by the Board of Directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of this corporation or otherwise the right to receive ratably and equally all of the assets and funds of the corporation remaining after the payment to other parties of any amounts to which such parties are lawfully entitled to receive upon such liquidation, dissolution or winding up of the corporation as herein provided.

(3)	Each holder of any shares of Common Stock shall be entitled to one vote for each share of Common Stock held on any matter requiting shareholder approval.

(4)	All preemptive rights, or other rights of shareholders to subscribe pro rata to their holdings in the corporation upon issuance of new shares, are expressly eliminated.

FOURTH:    The office of the corporation shall be located in the Town of Jericho, County of Nassau and State of New York.

FIFTH:    The Secretary of State is designated as the agent of the corporation upon whom process in any action or proceeding against it may be served within the State of New York. The address to which the Secretary of State shall mail a copy of any process against the corporation which may be served upon him pursuant to law is:

AMERICAN CLAIMS EVALUATION, INC.
One Jericho Plaza
Jericho, New York 11753-1635
Attention:    Chairman or President

SIXTH:

(a)    No director of the corporation shall be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity; provided however, that the provisions of the foregoing sentence shall not eliminate or limit (1) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law, or (2) the liability of any director for any act or omission prior to the adoption of this Article SIXTH.

(b)    The provisions of this Article SIXTH are in addition to and not in limitation of any other rights a director may have for indemnification for any acts or alleged acts and are in addition to and not in limitation of any other provisions from time to time applicable restricting actions against or reducing liabilities of a director of the corporation, it being the intention of this Article SIXTH to permit a director to obtain the most beneficial treatment to directors with respect to protection from and against costs, expenses and liabilities incurred as a result of service as such, and the benefits of indemnification as may be hereafter permitted to directors of a New York corporation under the laws of the State of New York.

SEVENTH:    Whenever the shareholders are required or permitted to take any action by vote, such action may be taken without a meeting upon written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided that no such written consent shall be effective unless written consents signed by a sufficient number of holders to take action are delivered to the corporation within the time, and in the manner, required by paragraph (b) of Section 615 of the Business Corporation Law.

EIGHTH:    By an affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon, (i) a plan of merger or consolidation in which the corporation would be a constituent corporation nay be adopted by the shareholders of the corporation as provided in Section 903 of the Business Corporation Law, (ii) a sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation may be approved by the shareholders of the corporation, and the shareholders of the corporation may fix, or may authorize the board of directors of the corporation to fix, any of the terms and conditions of such sale, lease, exchange or other disposition and the consideration to be received by the corporation therefor, as provided in Section 909 of the Business Corporation Law, or (iii) a plan of exchange in which the corporation would be the subject corporation, within the meaning of Section 913 of the Business Corporation Law, may be adopted by the shareholders of the corporation as provided in paragraph (c) of Section 913 of the Business Corporation Law.

5.	The above restated certificate of incorporation (including the amendments effected herein) was authorized by the Board of Directors of the corporation at a meeting of the Board of Directors held on June 20, 2007, followed by the requisite vote of the outstanding shares entitled to vote thereon which votes were cast at the (i) annual meeting of the shareholders of the corporation held on October 9, 2007 and (ii) adjourned annual meeting of shareholders of the corporation held on October 31, 2007, pursuant to Sections 801, 803 and 807 of the Business Corporation Law of the State of New York.

6.	Upon filing with the Department of State, the original certificate of incorporation of the corporation and any amendments thereto shall be superseded and this amended and restated certificate of incorporation shall be the certificate of incorporation of the corporation.

IN WITNESS WHEREOF, this amended and restated certificate has been subscribed to this 31st day of October, 2007 by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/ Gary Gelman Gary Gelman President and Chief Executive Officer
/s/ Gary J. Knauer Gary J. Knauer Secretary

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN CLAIMS EVALUATION, INC.

Under Section 807 of the Business Corporation Law
of the State of New York

Filed by:

SILLER WILK LLP
675 Third Avenue
New York, NY 10017-5704